================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             COMMNET CELLULAR INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             COMMNET CELLULAR INC.
                             _____________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 26, 1997
                             _____________________

          The Annual Meeting of Stockholders of CommNet Cellular Inc., a Colorado corporation (the "Company"), will be held on Wednesday, February 26, 1997, at 10:00 A.M., local time, at the Inverness Hotel & Golf Club, 200 Inverness Drive West, Englewood, Colorado, for the following purposes:

            1.    To elect two directors of the Company; and

            2. To transact such other business as may properly come before the meeting or any adjournment thereof.

          All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business on January 10, 1997 will be entitled to notice of and to vote at the meeting.

          Shares can only be voted at the meeting if the holder is present or represented by proxy. If you do not expect to attend the meeting, you are urged to date and sign the enclosed proxy and return it in the accompanying envelope promptly, so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

          The Company's Annual Report for the fiscal year ended September 30, 1996 is enclosed.

                                      AMY M. SHAPIRO
                                      Secretary

Englewood, Colorado
January 17, 1997

                                PROXY STATEMENT

                             COMMNET CELLULAR INC.
                           8350 East Crescent Parkway
                           Englewood, Colorado  80111


          This statement is furnished in connection with the solicitation of proxies by CommNet Cellular Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on February 26, 1997, and at any and all adjournments of such meeting.

          January 10, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. At the close of business on that date 13,741,378 shares of Common Stock, par value $.001 per share, of the Company were issued and outstanding. Each share of Common Stock is entitled to one vote on any matter which properly comes before the meeting. Cumulative voting is not permitted with respect to the election of directors. The presence in person or by proxy of the holders of at least a majority of the shares of Common Stock entitled to be voted at the meeting will constitute a quorum.

          This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about January 17, 1997.

          Stockholders who execute proxies retain the right to revoke them at any time by giving written notice of revocation to the Secretary of the Company. Unless so revoked, the shares represented by the proxies solicited by the Company will be voted in accordance with the directions given therein by the stockholder. Any proxy not specifying to the contrary will be voted FOR the election of the Board of Directors' nominee as director referred to in Item I. So far as the Company's management is aware, such matter is the only matter to be acted on at the meeting. As to any other matter which may properly come before the meeting or any adjournments thereof, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment.

                             ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

          The persons named in the accompanying proxy will vote for the election of two Class III directors with the term of office to continue until the 1999 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified, unless authority to vote is withheld. Daniel P. Dwyer and John E. Hayes, Jr. are the nominees for election as Class III directors of the Company and the Company is informed that these nominees are willing to serve as directors. However, if such nominees should decline or become unable to serve as directors for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. Each nominee for election as a director of the Company is incumbent.

          The following lists the two nominees for election as Class III directors of the Company and the three directors of the Company whose term of office will continue after the Annual Meeting, including the age of each person as of January 10, 1997, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The number of shares of Common Stock of the Company owned beneficially by each such person as of January 10, 1997 is set forth in "Voting Securities and Principal Holders Thereof."

                  NOMINEES FOR ELECTION AS CLASS III DIRECTORS

          Daniel P. Dwyer, age 37; Chief Financial Officer, Treasurer
                  and Executive Vice President of the Company;
                              Director since 1990.

          John E. Hayes, Jr., age 59; Chairman of the Board, President and Chief Executive Officer of Western Resources, Inc.; Director of Boatmen's Bancshares Inc. and T-NETIX, Inc.
                              Director since 1990.


                      DIRECTORS WHOSE TERMS EXPIRE IN 1997

           Arnold C. Pohs; age 68; Chairman of the Board, President,
                  and Chief Executive Officer of the Company;
                              Director since 1985.

           Robert J. Paden; age 41; General Manager/Vice President of
                         the Stanton Telephone Company;
                              Director since 1985.

                      DIRECTOR WHOSE TERM EXPIRES IN 1998

      David E. Simmons; age 39; President of Simmons Family Incorporated;
                              Director since 1987.

    The Board of Directors recommends a vote FOR the nominees listed above.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          At January 10, 1997, there were 13,741,378 shares of Common Stock of the Company issued and outstanding. As of such date, options to purchase 1,919,400 shares were outstanding. Each holder of Common Stock, but not unexercised options, is entitled to one vote per share on each matter which may be presented at a meeting of stockholders. Cumulative voting is not allowed. The Company's Common Stock is traded on the Nasdaq National Market under the symbol CELS.

          The following table sets forth information regarding ownership of the Company's Common Stock at January 10, 1997 by each person who is known by management of the Company to own beneficially more than 5% of the Common Stock, by each director of the Company and by all directors and executive officers of the Company as a group. Shares issuable on exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Insofar as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.


  Name and Address of            Amount and Nature of                Percent of
   Beneficial Owner              Beneficial Ownership                   Class
   ----------------              --------------------                   -----

Arnold C. Pohs                        430,551 (1)                        3.06%
8350 East Crescent Parkway
Englewood, Colorado 80111

Daniel P. Dwyer                       218,627 (2)                        1.57%
8350 East Crescent Parkway
Englewood, Colorado  80111

John E. Hayes, Jr.                      7,500                             .05%
818 Kansas Avenue
Topeka, Kansas 66612

Main Street Partners, L.P.          2,075,800 (3)                       15.11%
3637 Fall Creek Highway
Granbury, Texas 76049

Janus Capital Corporation           2,000,100 (4)                       14.56%
100 Filmore Street
Denver, Colorado 80206

The Equitable Companies Inc.        1,232,000 (5)                        8.97%
787 Seventh Avenue
New York, New York  10019

All executive officers and            835,168 (6)                        5.78%
directors (10 persons)

__________
(1) Includes options to purchase 340,000 shares of Common Stock.
(2) Includes options to purchase 197,500 shares of Common Stock.
(3) A Schedule 13D, dated April 4, 1995, was filed on behalf of Main Street Partners, L.P., MS Advisory Partners, L.P., MS Advisory Partners (Overseas), L.P., San Francisco Partners II, L.P., SF Advisory Partners, L.P., SF Advisory Corp., SF Advisory Corp. II, The Phoebe Snow Foundation, John H. Scully, William E. Oberndorf, William J. Patterson and Glenn B. Solomon.
(4) A Schedule 13G, dated February 13, 1996, filed on behalf of Janus Capital Corporation, Janus Venture Fund and Thomas H. Bailey reflects that such group has shared voting and shared disposition power over such shares.
(5) A Schedule 13G, dated as of December 31, 1995, filed on behalf of five French mutual insurance companies, AXA Assurance I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, AXA, The Equitable Companies Incorporated and their subsidiaries reflects that such group has sole voting power over 1,097,300 shares of Common Stock of the Company. No information is given in respect of voting power over the remaining shares.
(6) Includes options to purchase 698,938 shares of Common Stock held by directors and executive officers of the Company.

                             CONCERNING MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

           The following table sets forth certain information regarding the executive officers and directors of the Company:

           Name              Age                     Position
           ----              ---                     --------

Arnold C. Pohs                68  Chairman of the Board, President, Chief
                                  Executive Officer and Director

Daniel P. Dwyer (1)           37  Executive Vice President, Treasurer, Chief
                                  Financial Officer and Director

Homer Hoe                     47  Executive Vice President and Chief
                                  Information Officer

Timothy C. Morrisey           43  Executive Vice President - Sales Operations

Andrew J. Gardner             42  Senior Vice President and Controller

David S. Lynn                 39  Senior Vice President - Network Operations

Amy M. Shapiro                43  Senior Vice President, Secretary and General
                                  Counsel

John E. Hayes, Jr. (1) (2)    59  Director

Robert J. Paden (2)           41  Director

David E. Simmons (1) (2)      39  Director
----------
(1) Member Audit Committee.
(2) Member Compensation Committee.

          The Company's Articles of Incorporation provide for a classified Board of Directors consisting of three classes, each class to be as nearly equal in number as possible. The members of each class are elected to a three-year term and one class is elected at each annual meeting. Messrs. Dwyer and Hayes are members of Class III with terms expiring at the 1996 Annual Meeting of Stockholders; Messrs. Pohs and Paden are members of Class I with terms expiring at the 1997 Annual Meeting (to be held in February 1998); and Mr. Simmons is a member of Class II with a term expiring at the 1998 Annual Meeting (to be held in February 1999).

          Arnold C. Pohs has been Chairman of the Board of the Company since February 1991, President and Chief Executive Officer since August 1989 and a director since September 1985. Mr. Pohs served as Executive Vice President of the Company from January 1986 through August 1989. Mr. Pohs was designated Chief Operating Officer of the Company in August 1987, prior to which time he was the Chief Financial Officer of the Company. Mr. Pohs currently serves as 1st Vice Chairman and a member of the Executive Committee of the Board of Directors of the Cellular Telecommunications Industry Association and as Chairman of the Public Policy Council. He is a director, and former Chairman, of the CTIA Foundation for Wireless Telecommunications and is also a member of the CEO Council. He also serves as Chairman of the Board of TVX, Inc.

          Daniel P. Dwyer has been Executive Vice President of the Company since November 1992, a director of the Company since March 1990, and Chief Financial Officer since August 1988 and Treasurer since August 1987. He was Vice President - Finance of the Company from November 1989 until November 1992, Secretary from August 1987 until March 1990, Assistant Secretary from January 1987 until August 1987, Controller from May 1986 until November 1988 and accounting manager for the Company from March 1986 until May 1986. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.
Mr. Dwyer currently serves as a director of TVX, Inc.

          Homer Hoe was elected Executive Vice President and Chief Information Officer of the Company in October 1994. From August 1992 until joining the Company in October 1994, he was a self-employed consultant to the Information Services industry, and was contracted by the Company as interim CIO from April to October 1994. From August 1991 to August 1992, Mr. Hoe was Director of Information Services for Tenneco Minerals, a subsidiary of Tenneco, Inc. From May 1986 to August 1991, he was employed by Digital Equipment Corporation, most recently as Senior Consultant, specializing in multi-vendor computer system integration.

          Timothy C. Morrisey was named Executive Vice President - Sales Operations of the Company in November 1996. He was Senior Vice President-Sales Operations from February 1995 until November 1996 and General Sales Manager of the Company's Midwest Region from July 1993 until February 1995. From February 1990 until joining the Company in July 1993, Mr. Morrisey was President and General Manager of the Washington D.C. and Baltimore cellular operations for Southwestern Bell Mobile Systems.

          Andrew J. Gardner was named Senior Vice President of the Company in July 1994. He was Vice President and Controller from November 1992 to July 1994 and Assistant Vice President - Accounting and Tax from July 1990 to October 1992.

          David S. Lynn was named Senior Vice President-Network Operations of the Company in July 1994. He was Vice President-Network Operations from March 1993 until July 1994, Vice President-Network Development from February 1992 until March 1993, Assistant Vice President-Finance from June 1990 until February 1992, Controller from November 1988 until June 1990 and Manager, Financial Reporting from August 1988 until November 1988.

          Amy M. Shapiro was named Senior Vice President of the Company in November 1995. She was Vice President of the Company from November 1992 to November 1995 and has been Secretary of the Company since March 1990 and General Counsel since October 1989.

          John E. Hayes, Jr. was elected a director of the Company in October 1990. Mr. Hayes has served as Chairman of the Board, President and Chief Executive Officer of Western Resources, Inc. since October 1989. Mr. Hayes is a director of Boatmen's Bancshares, Inc., Edison Electric Institute, Security Benefit Group, The Topeka Community Foundation and T-NETIX, Inc. He is a Trustee of the Midwest Research Institute, the Menninger Foundation and Rockhurst College.

          Robert J. Paden has been a director of the Company since December 1985. For the past 13 years, Mr. Paden has been General Manager/Vice President of the Stanton

Telephone Company, Stanton, Nebraska. He is also a board member of the Nebraska Telephone Association.

          David E. Simmons has been a director of the Company since August 1987. Mr. Simmons has served as President of Simmons Family Incorporated, a broadcasting and communications company, since 1989 and as its Executive Vice President from 1985 to 1989.


                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF COMPENSATION COMMITTEE

          General. The Compensation Committee of the Board of Directors is responsible for establishing the executive compensation program for the Company. The Committee monitors and recommends changes in the compensation levels of executive management and administers the Company's incentive compensation programs as well as determining the grants under the Company's Employee Stock Ownership Plan. All of the Committee members are outside, non-employee directors of the Company. The Company has periodically retained the services of a nationally recognized executive compensation consulting firm to assist the Company in compensation matters.

          Compensation Philosophy. The Company's compensation program is designed to attract and retain high quality executive management, to give management incentives that motivate superior performance on behalf of the Company and to align the interests of management with those of the Company's shareholders. The Committee believes that the Company's base salaries should approximate the average of base salaries paid to executives with similar responsibilities in similar cellular companies. Executive compensation should also be correlated to the Company's performance and shareholder return. In determining executive compensation, the Committee considers compensation from Company subsidiaries and affiliates received by executive officers in their capacity as Board members of such entities.

          The companies used for compensation comparison purposes are not all of the same companies contained in the Nasdaq telecommunications industry group comparison of total shareholder return in the Stockholder Performance Return Graph. The companies used for compensation purposes are those companies which are similarly sized and are in the cellular industry.

          Components of Compensation.

          Salary: The salary of the Chief Executive Officer and the other
          ------
executive officers of the Company are based on a subjective evaluation of an individual officer's responsibility, Company performance and a comparison of salaries for similar positions in comparable companies.

          During 1996 the salary increases for the executive officers, other than Arnold C. Pohs, the Chief Executive Officer, ranged between 10% and 25%. Mr. Pohs' base salary was increased by 17%. The basis for Mr. Pohs' salary increase was twofold. First, the increase recognizes the performance of the Company in terms of operating cash flow achievements. Second, Mr. Pohs' salary was adjusted after an evaluation of comparative industry information to approximate the Company's compensation objective of paying at the average.

          Short-Term Incentive Plan Bonuses: The Company maintains an annual
          ---------------------------------
bonus plan which is based on meeting certain operational targets. The bonus opportunities are established based on the average opportunities provided to executives in similar positions at similar companies.

          Actual annual bonuses for the executive officers were determined based on the Company's performance relative to corporate operating targets and on each individual's performance relative to officer specific individual goals. The weightings of corporate and individual performance vary by position and responsibilities and range from a weighting of 70% corporate/30% individual to 90% corporate/10% individual, which is the weighting applied to Mr. Pohs' award.

          The corporate operating targets were based on the following measures which represent the key business indicators of performance within the cellular industry: Net managed market subscriber additions (20%), managed market acquisition cost (including equipment margin) net subscriber addition (25%), consolidated service revenues (15%), consolidated operating cash flow (30%) and total consolidated debt as a percentage of financed proportionate cash flow (10%).

          During fiscal 1996, the Company's weighted average performance results were 101.8% of the operating targets as described above and bonuses were paid accordingly after a subjective evaluation of individual performance. The corporate performance results represent excellent performance against aggressive operating plan targets.

          Mr. Pohs' award was 40% of base salary and was based 90% on the weighted performance results of 101.8% of the operating targets and 10% on individual performance. The Committee determined that the individual portion of Mr. Pohs' award should be based on a maximum individual performance rating. Specifically, the Committee considered the following: the Company added 60,286 managed market customers, a 39% increase, bringing the total to 211,278 at September 30, 1996, and consolidated EBITDA increased to $38.2 million which represented a 95% increase over the $19.6 million reported in the prior fiscal year.

          Long-Term Incentive Compensation: The Company provides long-term
          --------------------------------
incentive compensation to its executives through stock option grants under the Omnibus Stock and Incentive Plan which are intended to align the interest of executives with those of stockholders. This plan was approved by the Company's shareholders during fiscal 1991 and was amended in 1993 and 1995.

          Subsequent to the 1996 fiscal year-end, stock options were granted to the Company's executives as set forth in the "Option Grants Table." All options are granted at an exercise price equal to the market price of the Company's Common Stock at the date of grant and vest over a period of four years. The size of option grants to the executives were based on a subjective evaluation of Company and individual performance and on a study by an independent compensation consulting firm of dilution levels of comparable companies. After the stock option grant, the Company's stock option dilution levels are within the range of dilution levels found at comparable companies. In addition, the shares owned by the named executives and their respective option positions were considered in determining such option grants.

          In December 1996, Mr. Pohs received an option to purchase 100,000 shares of Common Stock with an exercise price equal to the fair market value of the stock on the date of grant. The size of the award was determined based on a subjective evaluation of Mr. Pohs' performance.

          As of the date of this report, Mr. Pohs owns 85,944 shares of the Company's Common Stock and, with the recent grant, holds options to purchase an additional 740,000 shares. The Committee believes that the equity interests held by the named executives represent a significant incentive to continue to increase stockholder value.

          Policy with Respect to the $1 Million Limit. Section 162(m) of the
          --------------------------------------------
Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied.

          None of the Company's compensation payments for fiscal 1996 exceeded the tax deductibility limit set forth in Section 162(m) nor is it expected that compensation to be paid in fiscal 1997 will exceed the limit. The committee will continue to monitor the Company's executive compensation program with the impact of Section 162(m) and will seek to minimize the impact of Section 162(m) where appropriate and consistent with the Company's compensation philosophy.


   David E. Simmons           John E. Hayes, Jr.           Robert J. Paden

SUMMARY COMPENSATION TABLE

          The following table sets forth the compensation received by the named Executive Officers for each of the three years ended September 30, 1996.


                                                                                           Long-Term
                                                                 Annual Compensation     Compensation     All Others
                                                               ------------------------  -------------    ----------
Name and                                                                    Other
Principal Position                         Year    Salary ($)   Bonus ($)   ($)(1)        Options (#)         ($)(2)
------------------                         ----    ---------    --------    ------        ----------          -----
Arnold C. Pohs..........................  1996      350,000      149,306    11,473          100,000          10,125
           Chairman of the Board,         1995      300,000      126,455    10,861          200,000           8,625
            President and Chief           1994      250,000      112,601         -          250,000          13,980
            Executive Officer

Daniel P. Dwyer.........................  1996      250,000       83,598     2,880           50,000          10,125
                Executive Vice            1995      200,000       66,203     3,734          100,000           8,625
                 President, Treasurer     1994      180,000       58,974         -          125,000          13,070
                 and Chief Financial
                 Officer

Homer Hoe...............................  1996      200,000       63,878      2,259          20,000           8,112
                Executive Vice            1995      170,000       55,253      2,206          35,000             975
                 President and Chief      1994            -            -          -               -               -
                 Information Officer

Timothy C. Morrisey.....................  1996      132,000       36,753          -          20,000          10,125
                Executive Vice            1995      115,000       23,820          -          20,000           8,625
                 President- Sales         1994            -            -          -               -               -
                 Operations

David S. Lynn...........................  1996      132,000       35,103          -          20,000          10,125
                Senior Vice President -   1995      120,000       33,095          -          20,000           8,625
                 Network Operations       1994      108,000       28,755          -          20,000           7,637

----------

(1) The amounts shown represent premiums paid on supplemental health benefits for certain named executives.
(2) The amounts shown represent contributions by the Company to defined contribution plans.

1996 OPTION GRANTS

          The following table provides information on option grants for fiscal 1996 by the Company to its named Executive Officers.


                                              Individual Grants
                         ---------------------------------------------------------

                                                                                      Potential Realizable Value
                                          Percent of                                     at Assumed Rates of
                        Number of       Total Options                                  Stock Price Appreciation
                         Options          Granted to                                    for Option Term ($)(2)
                        Granted         Employees in    Exercise Price  Expiration   --------------------------
   Name                 (#) (1)          Fiscal Year     ($/Share)        Date             5%            10%
   ----                 ------           ----------      --------         ----             --            ---
Arnold C. Pohs          100,000              33.87%        29.375       12/11/06       1,847,378       4,681,618
Daniel P. Dwyer          50,000              16.93%        29.375       12/11/06         923,689       2,340,809
Homer Hoe                20,000               6.77%        29.375       12/11/06         369,476         936,324
Timothy C. Morrisey      20,000               6.77%        29.375       12/11/06         369,476         936,324
David S. Lynn            20,000               6.77%        29.375       12/11/06         369,476         936,324
------------

(1) Indicates number of shares as to which options were granted on December 11, 1996 pursuant to the Company's Omnibus Stock and Incentive Plan. Options become exercisable in four equal annual installments commencing December 11, 1997.
(2) These are hypothetical values using assumed growth as prescribed by the SEC. The assumed annual rates of appreciation of 5% and 10% over the ten year term of the options would result in the price of the Company's stock increasing to $47.85 and $76.19, respectively.


           The following table provides information on option grants for fiscal 1996 by TVX, Inc., a subsidiary of the Company.


                                              Individual Grants
                         ---------------------------------------------------------

                                                                                      Potential Realizable Value
                                          Percent of                                     at Assumed Rates of
                        Number of       Total Options                                  Stock Price Appreciation
                         Options          Granted to                                    for Option Term ($)(2)
                        Granted         Employees in    Exercise Price  Expiration   --------------------------
   Name                 (#) (1)          Fiscal Year     ($/Share)        Date             5%            10%
   ----                 ------           ----------      --------         ----             --            ---
Arnold C. Pohs          100,000              29.67%         1.50        9/18/06        41,442          94,334
Daniel P. Dwyer          50,000              14.84%         1.50        9/18/06        20,721          47,167
------------

(1) Indicates number of shares as to which options were granted on September 18, 1996 to purchase shares of TVX, Inc.
(2) These are hypothetical values using assumed growth as prescribed by the SEC. The assumed annual rates of appreciation of 5% and 10% over the ten year term of the options would result in the value of the options increasing to $1.91 and $2.44, respectively.


CHANGE IN CONTROL AGREEMENTS

          In July 1993, the Board of Directors approved change in control agreements (the "Agreements") with Messrs. Pohs and Dwyer. In October 1994, the Board authorized a comparable agreement with Mr. Hoe, the Company's Chief Information Officer. In November 1995, the Board authorized comparable agreements with Messrs. Gardner, Lynn and Morrisey, the Company's Senior Vice President and Controller, Senior Vice President - Network Operations, and Executive Vice President - Sales Operations, respectively, and Ms.

Shapiro, the Company's Senior Vice President and General Counsel. The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of the Company. These Agreements provide that in the event of a change in control of the Company, as that term is defined in the Agreements, each officer is entitled to receive certain severance benefits upon the subsequent termination or constructive termination of employment, unless such termination is due to death, disability or voluntary retirement; unless the termination is by the Company for cause (as defined in the Agreements) or is by the officer for other than good reason (as defined in the Agreements).

          The severance benefits include the payment of the officer's full base salary through the date of termination. The severance benefits also include a lump sum payment equal to 2.99 times the sum of (a) the officer's annual base salary in effect immediately prior to the circumstances giving rise to termination, and (b) the actual bonus earned by the officer in the year prior to the year in which termination occurs. In addition, each officer will be provided with life and health benefits and a continuation of all other employee benefits for 12 months following the date of termination. In addition, the officers will be fully vested in all benefit plans to the extent not otherwise entitled to 100% of all contributions made by the Company on their behalf.

          In the event any payment or benefit to be received by an officer pursuant to the Agreements would be subject to the federal excise tax, the amount of the benefits payable under the Agreement will be increased such that the net amount retained by the officer after deduction of any excise tax on such payment and any federal, state and local tax and excise tax upon such additional payment shall be equal to the full severance benefits contemplated by the Agreement.


1996 AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

          The following table provides information on the value of unexercised options at September 30, 1996. No options were exercised by the named Executive Officers during fiscal 1996.

                       Number of Unexercised              Value of Unexercised
                             Options at                   In-the-Money Options
                       Fiscal Year End (#)(1)            at Fiscal Year End ($)
                       -----------------------           -----------------------
   Name                 Vested        Unvested            Vested       Unvested
   ----                 ------        --------            ------       --------

Arnold C. Pohs         537,500 (2)    452,500           2,030,000 (2)  1,978,750
Daniel P. Dwyer        270,000 (2)    227,500           1,470,844 (2)  1,009,219
Homer Hoe                6,250         53,750              20,313        176,876
Timothy C. Morrisey      3,125         28,125              13,984         96,484
David S. Lynn           27,250         46,250             313,281        244,844
---------
(1) Does not reflect options granted on December 11, 1996 for fiscal 1996.
(2) Includes options to purchase 250,000 and 150,000 shares of TVX, Inc. held by Arnold C. Pohs and Daniel P. Dwyer, respectively. There is currently no public market for shares of TVX, Inc., accordingly the table reflects an assumed fair market value per share of $1.50.

STOCKHOLDER PERFORMANCE RETURN GRAPH

          The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with that of the cumulative total return of the Nasdaq Stock Market - US Index ("NASDAQ STOCK MRKT - US") and the Nasdaq Telecommunications Index ("NASDAQ TELECOM") for the five-year period ended on September 30, 1996. The information below is based on an investment of $100, on September 30, 1991, in the Company's Common Stock, the NASDAQ STOCK MRKT - US and the NASDAQ TELECOM, with dividends reinvested.

              [STOCKHOLDER PERFORMANCE RETURN GRAPH APPEARS HERE]

DIRECTORS' COMPENSATION

          Directors of the Company who are not employees receive an annual retainer of $12,000, plus reimbursement of expenses incurred in attending Board or committee meetings. Directors who are also employees of the Company receive no compensation in their capacities as directors.

MEETINGS OF THE BOARD

          The Board of Directors held four meetings during the fiscal year ended September 30, 1996. Each incumbent director attended at least 75% of the total number of meetings of the

Board and committees thereof on which such director served during that period, except Mr. Paden who attended 67% of such meetings.

COMMITTEES

          The Company has no standing nominating committee of the Board of Directors.

          The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's officers. The Compensation Committee, which currently consists of Messrs. Simmons, Hayes and Paden, held two meeting during the fiscal year ended September 30, 1996.

          The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's auditors and the scope of auditing and accounting matters. The Audit Committee currently consists of Messrs. Simmons, Hayes and Dwyer. The Audit Committee held one meeting during the fiscal year ended September 30, 1996.

                              INDEPENDENT AUDITOR

          The firm of Ernst & Young LLP serves as the Company's independent certified public accountant as it has since 1985. A partner of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

          Stockholder proposals intended for presentation at the Company's next annual meeting must be received by the Company at its principal offices in Englewood, Colorado, not later than September 16, 1997.

                                 OTHER MATTERS

          The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not receive additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material to the beneficial owners of common stock held of record by such persons and the Company may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith. The Company has retained Beacon Hill Associates, Inc. to aid in the solicitation of proxies for a fee of $2,500, plus out-of-pocket expenses.

          A COPY OF THE COMPANY'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO STOCKHOLDER RELATIONS, COMMNET CELLULAR INC., 8350 EAST CRESCENT PARKWAY, ENGLEWOOD, COLORADO 80111.


Englewood, Colorado
January 17, 1997

                             COMMNET CELLULAR INC.
           PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 26, 1997

       The undersigned holder of shares of Common Stock of CommNet Cellular Inc. (the "Company") hereby appoints Arnold C. Pohs and Daniel P. Dwyer, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Inverness Hotel & Golf Club, 200 Inverness Drive West, Englewood, Colorado, at 10:00 A.M., local time, on February 26, 1997, and at any and all adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1.

   PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
                                   ENVELOPE.

Please sign this proxy exactly as your name appears on the reverse side. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.


--------------------------------------------------------------------------------

                            (REVERSE SIDE OF PROXY)

[X]PLEASE MARK VOTES AS IN
   THIS EXAMPLE
                                With-  For All
                           For  hold   Except

1.) Election of Directors  [ ]   [ ]    [ ]
Nominees for a three-year term:.

       DANIEL P. DWYER AND JOHN E. HAYES, JR.

If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through that nominee's name. Your shares will be voted for the remaining nominee.

2.) Such other matters as may properly come before the meeting.





Please be sure to sign and date this Proxy.

                                               Date____________

_________________________________________________
Stockholder sign here ---------Co-owner sign here